Exhibit 99.1

NEWS RELEASE January 17, 2024

Contacts: Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Appoints Bradley Singer
to its Board of Directors

January 17, 2024 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") announced today the appointment of Bradley E. Singer to its board of directors. Mr. Singer's appointment is effective today, January 17, 2024.

Mr. Singer previously served as Chief Operating Officer and an Investment Partner at ValueAct Capital, Chief Financial Officer of Discovery Communications and CFO and Treasurer of American Tower Corporation. He currently serves on the boards of directors of Sweetgreen, Inc. and Redfin Corp.

"Brad's extensive financial, investment and telecom industry experience adds valuable depth to our board," said P. Robert Bartolo, Chair of the Crown Castle board of directors. "We look forward to benefitting from his expertise as we continue to evaluate opportunities to enhance shareholder value from Crown Castle’s leading portfolio of communications infrastructure."

Mr. Singer will serve as a member of the Audit Committee.

ABOUT BRADLEY SINGER

Bradley Singer retired as an Investment Partner and Chief Operating Officer of ValueAct Capital in December 2021. Prior to joining ValueAct Capital in 2012, Mr. Singer was the Senior Executive Vice President and Chief Financial Officer of Discovery Communications, Inc. and the Chief Financial Officer and Treasurer of American Tower Corporation. Prior to American Tower, Mr. Singer worked as an investment banker at Goldman, Sachs & Co. Mr. Singer currently serves on the boards of directors of Sweetgreen, Inc. and Redfin Corp. Mr. Singer also serves on the National Board for the Posse Foundation and is a member of the board at the McIntire School of Commerce at the University of Virginia. Mr. Singer is a former director of Citizens Communications Corp., Martha Stewart Living

Omnimedia, Inc., Motorola Solutions, Inc. and Rolls-Royce Holdings plc. He has a B.S. from the University of Virginia and an M.B.A. with distinction from Harvard Business School.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.